A0642935

State of California
Secretary of State

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

APR - 8 2006

BRUCE McPHERSON
Secretary of State

A0642935

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

APR - 3 2006

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
THE INNES GROUP, INC.

A California Corporation
(Corporation No. 2368359)

Michael Hinshaw and Cameron Hinshaw, undersigned certify that:

1. They are the President and Secretary, respectively, of The Innes Group, Inc.

2. Article Fourth of the Articles of Incorporation of this corporation is amended to read in full as follows:

FOURTH: This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is Thirty Million (30,000,000). On the amendment of this article, each outstanding share of stock is split up and converted into Thirty Thousand (30,000) shares of stock.

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 100 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: March 31, 2006

Michael Hinshaw, President

Cameron Hinshaw, Secretary

OFFICE OF THE SECRETARY OF STATE
THE GREAT SEAL OF THE STATE OF CALIFORNIA